GAMING AND LEISURE PROPERTIES, INC. REPORTS THIRD QUARTER 2022 RESULTS AND UPDATES 2022 FULL YEAR GUIDANCE

WYOMISSING, PA — October 27, 2022 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or the “Company”) today announced financial results for the quarter ended September 30, 2022.

Financial Highlights

	Three Months Ended September 30,
(in millions, except per share data)	2022	2021
Total Revenue	$333.8	$298.7
Income from Operations	$317.6	$225.1
Net Income	$226.2	$149.1
FFO (1) (4)	$232.8	$209.1
AFFO (2) (4)	$235.0	$207.2
Adjusted EBITDA (3) (4)	$308.8	$276.7
Net income, per diluted common share and OP units(4)	$0.85	$0.63
FFO, per diluted common share and OP units (4)	$0.88	$0.89
AFFO, per diluted common share and OP units (4)	$0.89	$0.88

(1)  Funds from Operations ("FFO") is net income, excluding (gains) or losses from dispositions of property, net of tax and real estate depreciation as defined by NAREIT.

(2)  Adjusted Funds From Operations ("AFFO") is FFO, excluding, as applicable to the particular period, stock based compensation expense; the amortization of debt issuance costs, bond premiums and original issuance discounts; other depreciation; amortization of land rights; accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; impairment charges; straight-line rent adjustments; (gains) or losses on sales of operations, net of tax; losses on debt extinguishment; and provision for credit losses, net, reduced by capital maintenance expenditures.

(3)  Adjusted EBITDA is net income, excluding, as applicable to the particular period, interest, net; income tax expense; real estate depreciation; other depreciation; (gains) or losses from dispositions of property, net of tax; (gains) or losses on sale of operations, net of tax; stock based compensation expense, straight-line rent adjustments, amortization of land rights, accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; impairment charges; losses on debt extinguishment and provision for credit losses, net.

(4)  Metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests.

Peter Carlino, Chairman and Chief Executive Officer of GLPI, commented, "The third quarter represented another period of disciplined expansion and diversification of our portfolio of top-performing regional gaming assets, which drove another quarter of record operating results along with strong capital returns and yields for our shareholders.

“GLPI’s record quarterly results and our ongoing momentum highlight the value of our strategic approach to aligning our business with regional gaming’s leading operators while managing the expansion and diversification of our portfolio in an accretive, prudent manner. Our third quarter growth initiatives include the completion of our previously announced transaction whereby our tenant, Bally’s Corporation, acquired GLPI's non-land real estate assets and PENN Entertainment's equity interests in Tropicana Las Vegas Hotel and Casino for approximately $145 million, which resulted in a pre-tax gain of $67.4 million for GLPI. Upon completing the transaction, Bally’s entered into a 50-year ground lease with GLPI for an initial annual cash rent of $10.5 million.

“Since our formation almost nine years ago, GLPI has grown from being a landlord with one tenant and 19 properties to a landlord with six tenants with 57 properties across 17 states as we have significantly diversified our tenant base with the industry’s premiere operators. Our relationship with Bally’s has developed nicely since our first transaction with them in 2021. We look forward to continuing to benefit from our ability to structure innovative growth opportunities with existing and new tenants. This approach has driven AFFO and dividend growth.

“In this regard, we were delighted to announce a new master lease for seven of PENN Entertainment's properties earlier this month. Our ongoing support of our roster of leading regional gaming operator tenants through innovative transaction structures, has proven to be mutually beneficial and we expect the new master lease with PENN Entertainment to extend our record of success on this front. GLPI’s new master lease with our first tenant includes a funding option to allow PENN Entertainment to pursue attractive growth opportunities in several of its existing markets including Illinois, Ohio and Nevada. The relocation of PENN Entertainment’s Aurora and Joliet, Illinois properties will result in some of the state’s freshest properties situated with terrific amenities at new locations with far more traffic given their planned proximity to major thoroughfares and highly consumer-trafficked areas. We also believe the new hotel development at Hollywood Casino Columbus will significantly improve the already impressive performance of that property and ultimately enable PENN Entertainment to transform it into a regional destination. As with other transactions we pursue at GLPI, we believe that this new master lease structure comes with attractive rent and financing terms for both parties under a proven master lease structure that offers GLPI material downside protection while offering us an opportunity to benefit from PENN Entertainment’s long-term growth.

“Looking forward to the balance of 2022, GLPI is on track to generate record results based on the ongoing initiatives we are undertaking to further expand and diversify our portfolio while benefiting from recently completed transactions and rent escalators. Our disciplined capital investment approach, combined with our focus on stable regional gaming markets, supports our confidence that the Company will perform well again in 2023. We remain well positioned to further grow our cash dividend and to drive long-term shareholder value.”

Recent Developments

•On October 10, 2022, the Company announced that it agreed to create a new master lease with PENN Entertainment, Inc., formerly known as Penn National Gaming, Inc. (NASDAQ: PENN) ("PENN") for seven of PENN's current properties. The Company and PENN also agreed to a funding mechanism to support PENN's pursuit of relocation and development opportunities at several of the properties included in the new master lease. The transaction, including the creation of the new master lease, is subject to customary regulatory approvals and is expected to be effective January 1, 2023.

Pursuant to the terms agreed upon by the parties, the current PENN master lease would be amended to remove PENN's properties in Aurora and Joliet, Illinois, Columbus and Toledo, Ohio, and Henderson, Nevada. Those properties would be added to the new master lease. In addition, the existing leases for the Hollywood Casino at The Meadows in Pennsylvania and Hollywood Casino Perryville in Maryland would terminate and these properties would be transferred to the new master lease. GLPI agreed to fund up to $225 million for the relocation of PENN's riverboat casino in Aurora at a 7.75% cap rate. GLPI also agreed to fund, at PENN's election, up to an additional $350 million for the relocation of the Hollywood Casino Joliet as well as the construction of hotels at Hollywood Casino Columbus and a second hotel tower at the M Resort Spa Casino at then current market rates.

The terms of the new master lease and the amended PENN master lease are expected to be substantially similar to the current PENN master lease with the following key differences;

•The new master lease will be cross-defaulted, cross collateralized and co-terminus with the existing PENN master lease.
•The initial term of the new master lease will expire on October 31, 2033, with three 5-year extensions at PENN’s option (consistent with the term remaining on the current PENN master lease).
•All rent in the new master lease will be fixed with annual escalation of 1.50%, with the first escalation occurring for the lease year beginning on November 1, 2023.

•The rent for the new lease will be $232.2 million in base rent. The rent for the original PENN master lease will be $284.1 million, consisting of $208.2 million of building base rent, $43.0 million of land base rent, and $32.9 million of percentage rent.

•On September 26, 2022, the Company closed on its previously announced transaction whereby Bally's Corporation ("Bally's") acquired both GLPI's non-land real estate assets and PENN's outstanding equity interests in Tropicana Las Vegas Hotel and Casino, Inc. ("Tropicana Las Vegas") for an aggregate cash acquisition price, net of fees and expenses of approximately $145 million, which resulted in a pre-tax gain of $67.4 million. GLPI retained ownership of the land and concurrently entered into a 50-year ground lease with Bally's for an initial annual cash rent of $10.5 million. The ground lease is supported by a Bally’s corporate guarantee and cross-defaulted with the Bally’s Master Lease.

•On August 19, 2022, the Company entered into a forward sale agreement (the "August 2022 Forward Sale Agreement"), for up to $105 million that will require settlement by August 19, 2023. No amounts have been or will be recorded on the Company's balance sheet with respect to the August 2022 Forward Sale Agreement until settlement. The August 2022 Forward Sale Agreement requires the Company to, at its election prior to August 19, 2023, physically settle the transactions by issuing shares of its common stock to the forward counterparty in exchange for net proceeds at the then applicable forward sale price specified by the August 2022 Forward Sale Agreement. The forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor and will decrease by other specified fixed amounts. If the Company had physically settled the shares under the August 2022 Forward Sale Agreement as of September 30, 2022, 1,284,556 shares would have been issued and approximately $64.8 million in net cash proceeds would have been received by the Company.

•In addition to the ATM shares sold pursuant to the forward agreement, during the third quarter of 2022, the Company sold 2,034,723 shares of its common stock under its regular way ATM program raising net proceeds of $104.4 million.

•On July 1, 2022, the Company issued 7,935,000 shares of its common stock, generating proceeds of approximately $350.8 million. The Company intends to contribute the net proceeds to GLP Capital, L.P., the operating partnership of the Company ("GLP Capital"), in exchange for common units of limited partnership interests. GLP Capital intends to use the net proceeds to partially finance the acquisition of real property assets from Bally's as described below.

•On June 28, 2022, the Company announced that it entered into a binding term sheet with Bally's to acquire the real property assets of Bally's Twin River Lincoln Casino Resort ("Lincoln") and Bally's Tiverton Casino & Hotel ("Tiverton"), subject to customary regulatory approvals and, with respect to Lincoln, subject to lender consent. Pursuant to the terms of the transaction, Bally’s would immediately lease back both properties and continue to own, control, and manage all the gaming operations of the facilities on an uninterrupted basis. Total consideration for the acquisition is $1.0 billion which GLPI intends to fund through a mix of debt, equity, and OP units. Both properties are expected to be added to the existing Bally’s Master Lease between GLPI and Bally’s, with incremental rent of $76.3 million.

In connection with GLPI’s commitment to consummate the transaction, it also agreed to pre-fund, at Bally’s election, a deposit of up to $200.0 million, which was funded in September 2022 and will be credited or repaid to GLPI at the earlier of closing or December 31, 2023, in either case along with a $9.0 million transaction fee payable to GLPI at closing.

If all third-party consents and approvals for the acquisition of Lincoln are not timely received, then GLPI would instead acquire the real property assets of the Hard Rock Hotel & Casino Biloxi (“Biloxi”) in Mississippi along with Tiverton, for $635 million, with total annual rent of $48.5 million. In that event, GLPI would also have the option, subject to receipt of required consents, to acquire the real property assets of Lincoln prior to December 31, 2024 for a purchase price of $771 million and additional rent of $58.8 million. We currently anticipate the initial closing will include the real property assets of Biloxi and Tiverton.

•On May 13, 2022, GLP Capital terminated its credit facility that was scheduled to mature on May 21, 2023 that was guaranteed by the Company and entered into a new credit agreement that provides for a $1.75 billion revolving credit facility with a maturity of four years, subject to two six-month extensions GLP Capital's option, and that is guaranteed by the Company. The Company recorded a debt extinguishment charge of $2.2 million in connection with this transaction.

•On April 1, 2022, GLPI completed its previously announced acquisition from Bally's of the land and real estate assets of Bally's three casinos in Black Hawk, Colorado, and Bally's Quad Cities Casino & Hotel in Rock Island, Illinois, for total consideration of $150 million. These properties were added to the Bally's Master Lease, with the rent for the Bally's Master Lease increased by $12.0 million on an annual basis. The rent is subject to contractual escalations based on the Consumer Price Index ("CPI"), with a 1% floor and a 2% ceiling, subject to the CPI meeting a 0.5% threshold.

•On March 1, 2022, GLPI completed the acquisition of the land and real estate assets of Live! Casino & Hotel Philadelphia ("Live! Philadelphia") and Live! Casino Pittsburgh ("Live! Pittsburgh") from Cordish for total consideration of approximately $689 million (inclusive of transaction costs). The Company funded the acquisition by assuming approximately $423 million in debt (which the Company repaid) and issuing approximately $137 million of operating partnership units (approximately 3.0 million total units), with the balance paid from cash on hand, which was in part generated by its December 2021 issuance of senior unsecured notes and common stock.

•Simultaneous with the March 1, 2022 closing of the above transaction, the Company entered into a master lease with Cordish (the "Pennsylvania Live! Master Lease"), pursuant to which Cordish will continue its ownership, control and management of the operations of Live! Philadelphia and Live! Pittsburgh. The Pennsylvania Live! Master Lease has an initial annual rent of $50.0 million and an initial term of 39 years, with a maximum term of 60 years, inclusive of tenant renewal options, as well as a fixed annual lease escalation of 1.75% on the entirety of rent commencing on the lease's second anniversary.

•On December 29, 2021, the Company completed the acquisition of the land and real estate assets of Live! Casino & Hotel Maryland ("Live! Maryland") from Cordish for total consideration of $1.16 billion (inclusive of transaction costs). Cordish and the Company entered into a lease with Cordish (the "Maryland Live! Lease"), pursuant to which Cordish will continue its ownership, control and management of the operations of Live! Maryland. The Maryland Live! Lease has an initial annual rent of $75 million and an initial term of 39 years, with a maximum term of 60 years, inclusive of tenant renewal options, as well as a fixed annual lease escalation of 1.75% on the entirety of rent commencing on the leases' second anniversary. The transaction also includes a partnership on future Cordish casino developments, as well as potential financing partnerships between GLPI and Cordish in other areas of Cordish's portfolio of real estate and operating businesses. GLPI funded the transaction by assuming $363 million in debt, which was repaid, and issuing $205 million of operating partnership units (4.35 million total units), with the balance of the consideration from cash on hand, which in part was generated by GLPI's December 2021 issuance of senior unsecured notes and common stock.

Dividends
On August 31, 2022, the Company's Board of Directors declared the third quarter dividend of $0.705 per common share, which was paid on September 30, 2022 to shareholders of record on September 16, 2022. The 2021 third quarter cash dividend was $0.67 per common share.

2022 Guidance

Reflecting the current operating and competitive environment, the Company is providing AFFO guidance for the full year 2022 based on the following assumptions and other factors:

•The guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, future capital markets activity, or other future non-recurring transactions.
•The guidance assumes there will be no material changes in applicable legislation, regulatory environment, world events, including a more severe COVID-19 or new pandemic outbreak, weather, recent consumer trends, economic conditions, oil prices, competitive landscape or other circumstances beyond our control that may adversely affect the Company's results of operations.

The Company estimates AFFO for the year ending December 31, 2022 will be between $918 million and $923 million, or between $3.52 and $3.54 per diluted share and OP units.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, provision for credit losses, net, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses, net, under ASU No. 2016-13 - Financial Instruments - Credit Losses ("ASC 326") in future periods. The non-cash change in the provision for credit losses under ASC 326 with respect to future periods is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including the performance and future outlook of our tenant's operations for our leases that are accounted for as investment in leases, financing receivables, as well as broader macroeconomic factors and future predictions of such factors. As a result, forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Portfolio Update

GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements. As of September 30, 2022, GLPI's portfolio consisted of interests in 57 gaming and related facilities, the real property associated with 34 gaming and related facilities operated by PENN, the real property associated with 7 gaming and related facilities operated by Caesars Entertainment, Inc. (NASDAQ: CZR) ("Caesars"), the real property associated with 4 gaming and related facilities operated by Boyd Gaming Corporation (NYSE: BYD) ("Boyd"), the real property associated with 7 gaming and related facilities operated by Bally's, the real property associated with 3 gaming and related facilities operated by Cordish and the real property associated with 2 gaming and related facilities operated by Casino Queen. These facilities are geographically diversified across 17 states and contain approximately 27.8 million square feet of improvements.

Conference Call Details

The Company will hold a conference call on October 28, 2022, at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 1-877/407-0784
International: 1-201/689-8560

Conference Call Playback:
Domestic: 1-844/512-2921
International: 1-412/317-6671
Passcode: 13733588
The playback can be accessed through Friday, November 4, 2022.

Webcast
The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary software. A replay of the call will also be available for 90 days thereafter on the Company’s website.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Rental income	$296,779	$283,253	$874,130	$821,197
Interest income from investment in leases, financing receivables	37,039	—	101,167	—
Total income from real estate	333,818	283,253	975,297	821,197
Gaming, food, beverage and other, net	—	15,459	—	96,819
Total revenues	333,818	298,712	975,297	918,016

Operating expenses
Gaming, food, beverage and other	—	5,766	—	48,074
Land rights and ground lease expense	11,754	9,414	37,178	24,338
General and administrative	12,060	13,066	40,004	45,969
Gains from dispositions	(67,430)	(14,815)	(67,481)	(14,722)
Impairment charge on land	—	—	3,298	—
Depreciation	59,887	60,182	178,980	177,033
(Benefit) provision for credit losses, net	(19)	—	28,859	—
Total operating expenses	16,252	73,613	220,838	280,692
Income from operations	317,566	225,099	754,459	637,324

Other income (expenses)
Interest expense	(76,574)	(70,432)	(232,753)	(211,258)
Interest income	488	6	612	184
Losses on debt extinguishment	—	—	(2,189)	—
Total other expenses	(76,086)	(70,426)	(234,330)	(211,074)

Income before income taxes	241,480	154,673	520,129	426,250
Income tax expense	15,261	5,614	16,431	11,791
Net income	$226,219	$149,059	$503,698	$414,459
Net income attributable to non-controlling interest in the Operating Partnership	(6,265)	—	$(13,162)	—
Net income attributable to common shareholders	$219,954	$149,059	$490,536	$414,459

Earnings per common share:
Basic earnings attributable to common shareholders	$0.86	$0.63	$1.96	$1.77
Diluted earnings attributable to common shareholders	$0.85	$0.63	$1.95	$1.77

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Current Year Revenue Detail
(in thousands) (unaudited)

Three Months Ended September 30, 2022	Building base rent	Land base rent	Percentage rent	Total cash income	Straight-line rent adjustments	Ground rent in revenue	Accretion on financing leases	Other rental revenue	Total income from real estate
PENN Master Lease	$71,249	$23,493	$24,750	$119,492	$(3,394)	$598	$—	$—	$116,696
Amended Pinnacle Master Lease	59,095	17,814	7,164	84,073	1,858	2,085	—	—	88,016
PENN Meadows Lease	3,953	—	2,261	6,214	573	—	—	162	6,949
PENN Morgantown Lease	—	761	—	761	—	—	—	—	761
PENN Perryville Lease	1,478	486	—	1,964	38	—	—	—	2,002
Caesars Master Lease	15,629	5,932	—	21,561	2,589	378	—	—	24,528
Lumiere Place Lease	5,772	—	—	5,772	543	—	—	—	6,315
Boyd Master Lease	19,675	2,946	2,566	25,187	574	432	—	—	26,193
Boyd Belterra Lease	695	473	472	1,640	152	—	—	—	1,792
Bally's Master Lease	13,338	—	—	13,338	—	2,545	—	—	15,883
Maryland Live! Lease	18,750	—	—	18,750	—	2,110	3,169	—	24,029
Pennsylvania Live! Master Lease	12,500	—	—	12,500	—	298	2,069	—	14,867
Casino Queen Master Lease	5,529	—	—	5,529	112	—	—	—	5,641
Tropicana Las Vegas Lease	—	146	—	146	—	—	—	—	146
Total	$227,663	$52,051	$37,213	$316,927	$3,045	$8,446	$5,238	$162	$333,818

Nine Months Ended September 30, 2022	Building base rent	Land base rent	Percentage rent	Total cash income	Straight-line rent adjustments	Ground rent in revenue	Accretion on financing leases	Other rental revenue	Total income from real estate
PENN Master Lease	$213,746	$70,477	$73,489	$357,712	$(8,306)	$1,923	$—	$—	$351,329
Amended Pinnacle Master Lease	175,740	53,442	20,866	250,048	(3,352)	5,969	—	—	252,665
PENN Meadows Lease	11,858	—	6,784	18,642	1,717	—	—	406	20,765
PENN Morgantown Lease	—	2,285	—	2,285	—	—	—	—	2,285
PENN Perryville Lease	4,392	1,457	—	5,849	158	—	—	—	6,007
Caesars Master Lease	46,886	17,796	—	64,682	7,768	1,134	—	—	73,584
Lumiere Place Lease	17,317	—	—	17,317	1,631	—	—	—	18,948
Boyd Master Lease	58,510	8,839	7,558	74,907	1,722	1,297	—	—	77,926
Boyd Belterra Lease	2,068	1,420	1,393	4,881	(151)	—	—	—	4,730
Bally's Master Lease	36,338	—	—	36,338	—	7,066	—	—	43,404
Maryland Live! Lease	56,250	—	—	56,250	—	6,366	9,342	—	71,958
Pennsylvania Live! Master Lease	29,167	—	—	29,167	—	699	4,761	—	34,627
Casino Queen Master Lease	16,588	—	—	16,588	335	—	—	—	16,923
Tropicana Las Vegas Lease	—	146	—	146	—	—	—	—	146
Total	$668,860	$155,862	$110,090	$934,812	$1,522	$24,454	$14,103	$406	$975,297

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$226,219	$149,059	$503,698	$414,459
(Gains) or losses from dispositions of property, net of tax	(52,793)	824	(52,844)	917
Real estate depreciation	59,416	59,205	177,569	172,377
Funds from operations	$232,842	$209,088	$628,423	$587,753
Straight-line rent adjustments	(3,045)	(888)	(1,522)	(2,544)
Other depreciation (1)	471	977	1,411	4,656
(Benefit) provision for credit losses, net	(19)	—	28,859	—
Amortization of land rights	3,290	3,322	12,570	9,171
Amortization of debt issuance costs, bond premiums and original issuance discounts	2,348	2,470	7,598	7,410
Stock based compensation	4,336	3,786	16,244	13,186
Gain on sale of operations, net of tax of $4.3 million	—	(11,290)	—	(11,290)
Impairment charge on land	—	—	3,298	—
Losses on debt extinguishment	—	—	2,189	—
Accretion on investment in leases, financing receivables	(5,238)	—	(14,103)	—
Non-cash adjustment to financing lease liabilities	121	—	360	—
Capital maintenance expenditures (2)	(66)	(303)	(102)	(1,655)
Adjusted funds from operations	$235,040	$207,162	$685,225	$606,687
Interest, net (3)	75,413	$70,426	230,133	211,074
Income tax expense	624	$1,265	1,794	7,442
Capital maintenance expenditures (2)	66	$303	102	1,655
Amortization of debt issuance costs, bond premiums and original issuance discounts	(2,348)	$(2,470)	(7,598)	(7,410)
Adjusted EBITDA	$308,795	$276,686	$909,656	$819,448

Net income, per diluted common share and OP units	$0.85	$0.63	$1.95	$1.77
FFO, per diluted common share and OP units	$0.88	$0.89	$2.43	$2.51
AFFO, per diluted common share and OP units	$0.89	$0.88	$2.65	$2.59

Weighted average number of common shares OP units outstanding
Diluted common shares	257,529,993	236,152,567	251,453,105	234,585,078
OP units	7,366,683	—	6,714,461	—
Diluted common shares and OP units	264,896,676	236,152,567	258,167,566	234,585,078

(1) Other depreciation includes both real estate and equipment depreciation from the Company's operations at Hollywood Casino Perryville and Hollywood Casino Baton Rouge which were sold in 2021, as well as equipment depreciation from the real estate investment trust ("REIT") subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

(3) Current year amount excludes non-cash interest expense gross up related to the ground lease for the Live! Maryland property.

Reconciliation of Cash Net Operating Income
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Adjusted EBITDA	$308,795	$909,656
General and administrative expenses	12,060	40,004
Stock based compensation	(4,336)	(16,244)
Cash net operating income (1)	$316,519	$933,416

(1) Cash net operating income is rental and other property income less cash property level expenses.

Gaming and Leisure Properties, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
Assets
Real estate investments, net	$7,759,704	$7,777,551
Investment in leases, financing receivables, net	1,875,895	1,201,670
Assets held for sale	—	77,728
Right-of-use assets and land rights, net	837,785	851,819
Cash and cash equivalents	59,026	724,595
Other assets	243,326	57,086
Total assets	$10,775,736	$10,690,449

Liabilities
Accounts payable, dividend payable and accrued expenses	$6,939	$63,543
Accrued interest	86,657	71,810
Accrued salaries and wages	5,278	6,798
Operating lease liabilities	182,416	183,945
Financing lease liabilities	53,669	53,309
Long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts	6,126,143	6,552,372
Deferred rental revenue	327,546	329,068
Other liabilities	39,741	39,464
Total liabilities	6,828,389	7,300,309

Equity
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued or outstanding at September 30, 2022 and December 31, 2021)	—	—
Common stock ($.01 par value, 500,000,000 shares authorized, 257,516,925 and 247,206,937 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	2,575	2,472
Additional paid-in capital	5,413,256	4,953,943
Accumulated deficit	(1,808,346)	(1,771,402)
Total equity attributable to Gaming and Leisure Properties	3,607,485	3,185,013
Noncontrolling interests in GLPI's Operating Partnership (7,366,683 units and 4,348,774 units outstanding at September 30, 2022 and December 31, 2021, respectively)	339,862	205,127
Total equity	3,947,347	3,390,140
Total liabilities and equity	$10,775,736	$10,690,449

Debt Capitalization

The Company’s debt structure as of September 30, 2022 was as follows:

	Years to Maturity	Interest Rate	Balance
			(in thousands)
Unsecured $1,750 Million Revolver Due May 2026	3.6	N/A	—
Senior Unsecured Notes Due November 2023	1.1	5.38%	500,000
Senior Unsecured Notes Due September 2024	1.9	3.35%	400,000
Senior Unsecured Notes Due June 2025	2.7	5.25%	850,000
Senior Unsecured Notes Due April 2026	3.5	5.38%	975,000
Senior Unsecured Notes Due June 2028	5.7	5.75%	500,000
Senior Unsecured Notes Due January 2029	6.3	5.30%	750,000
Senior Unsecured Notes Due January 2030	7.3	4.00%	700,000
Senior Unsecured Notes Due January 2031	8.3	4.00%	700,000
Senior Unsecured Notes Due January 2032	9.3	3.25%	800,000
Other	3.9	4.78%	619
Total long-term debt			6,175,619
Less: unamortized debt issuance costs, bond premiums and original issuance discounts			(49,476)
Total long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts			6,126,143
Weighted average	5.3	4.66%

Rating Agency - Issue Rating

Rating Agency	Rating
Standard & Poor's	BBB-
Fitch	BBB-
Moody's	Ba1

Properties

Description	Location	Date Acquired	Tenant/Operator
PENN Master Lease (19 Properties)
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	11/1/2013	PENN
Hollywood Casino Aurora	Aurora, IL	11/1/2013	PENN
Hollywood Casino Joliet	Joliet, IL	11/1/2013	PENN
Argosy Casino Alton	Alton, IL	11/1/2013	PENN
Hollywood Casino Toledo	Toledo, OH	11/1/2013	PENN
Hollywood Casino Columbus	Columbus, OH	11/1/2013	PENN
Hollywood Casino at Charles Town Races	Charles Town, WV	11/1/2013	PENN
Hollywood Casino at Penn National Race Course	Grantville, PA	11/1/2013	PENN
M Resort	Henderson, NV	11/1/2013	PENN
Hollywood Casino Bangor	Bangor, ME	11/1/2013	PENN
Zia Park Casino	Hobbs, NM	11/1/2013	PENN
Hollywood Casino Gulf Coast	Bay St. Louis, MS	11/1/2013	PENN
Argosy Casino Riverside	Riverside, MO	11/1/2013	PENN
Hollywood Casino Tunica	Tunica, MS	11/1/2013	PENN
Boomtown Biloxi	Biloxi, MS	11/1/2013	PENN
Hollywood Casino St. Louis	Maryland Heights, MO	11/1/2013	PENN
Hollywood Gaming Casino at Dayton Raceway	Dayton, OH	11/1/2013	PENN
Hollywood Gaming Casino at Mahoning Valley Race Track	Youngstown, OH	11/1/2013	PENN
1st Jackpot Casino	Tunica, MS	5/1/2017	PENN
Amended Pinnacle Master Lease (12 Properties)
Ameristar Black Hawk	Black Hawk, CO	4/28/2016	PENN
Ameristar East Chicago	East Chicago, IN	4/28/2016	PENN
Ameristar Council Bluffs	Council Bluffs, IA	4/28/2016	PENN
L'Auberge Baton Rouge	Baton Rouge, LA	4/28/2016	PENN
Boomtown Bossier City	Bossier City, LA	4/28/2016	PENN
L'Auberge Lake Charles	Lake Charles, LA	4/28/2016	PENN
Boomtown New Orleans	New Orleans, LA	4/28/2016	PENN
Ameristar Vicksburg	Vicksburg, MS	4/28/2016	PENN
River City Casino & Hotel	St. Louis, MO	4/28/2016	PENN
Jackpot Properties (Cactus Petes and Horseshu)	Jackpot, NV	4/28/2016	PENN
Plainridge Park Casino	Plainridge, MA	10/15/2018	PENN
Caesars Master Lease (6 Properties)
Tropicana Atlantic City	Atlantic City, NJ	10/1/2018	CZR
Tropicana Laughlin	Laughlin, NV	10/1/2018	CZR
Trop Casino Greenville	Greenville, MS	10/1/2018	CZR
Belle of Baton Rouge	Baton Rouge, LA	10/1/2018	CZR
Isle Casino Hotel Bettendorf	Bettendorf, IA	12/18/2020	CZR
Isle Casino Hotel Waterloo	Waterloo, IA	12/18/2020	CZR
Boyd Master Lease (3 Properties)
Belterra Casino Resort	Florence, IN	4/28/2016	BYD
Ameristar Kansas City	Kansas City, MO	4/28/2016	BYD
Ameristar St. Charles	St. Charles, MO	4/28/2016	BYD
Bally's Master Lease (6 Properties)
Tropicana Evansville	Evansville, IN	06/03/2021	BALY
Dover Downs	Dover, DE	06/03/2021	BALY
Black Hawk (Black Hawk North, West and East casinos)	Black Hawk, CO	04/01/2022	BALY
Quad Cities Casino & Hotel	Rock Island, IL	04/01/2022	BALY
Casino Queen Master Lease (2 Properties)
Casino Queen	East St. Louis	1/23/2014	Casino Queen
Hollywood Casino Baton Rouge	Baton Rouge, LA	12/17/2021	Casino Queen
Pennsylvania Live! Master Lease (2 Properties)
Live! Casino & Hotel Philadelphia	Philadelphia, PA	3/1/2022	Cordish
Live! Casino Pittsburgh	Greensburg, PA	3/1/2022	Cordish

Single Asset Leases
Belterra Park Gaming & Entertainment Center	Cincinnati, OH	10/15/2018	BYD
Lumière Place	St. Louis, MO	10/1/2018	CZR
Hollywood Casino at the Meadows	Washington, PA	9/9/2016	PENN
Hollywood Casino Morgantown	Morgantown, PA	10/1/2020	PENN
Hollywood Casino Perryville	Perryville, MD	7/1/2021	PENN
Live! Casino Maryland	Hanover, MD	12/29/2021	Cordish
Tropicana Las Vegas	Las Vegas, NV	4/16/2020	BALY

Lease Information

	Master Leases
	PENN Master Lease	PENN Amended Pinnacle Master Lease	Caesars Amended and Restated Master Lease	BYD Master Lease	Bally's Master Lease	Casino Queen Master Lease	Pennsylvania Live! Master Lease operated by Cordish
Property Count	19	12	6	3	6	2	2
Number of States Represented	10	8	5	2	4	2	1
Commencement Date	11/1/2013	4/28/2016	10/1/2018	10/15/2018	6/3/2021	12/17/2021	3/1/2022
Lease Expiration Date	10/31/2033	4/30/2031	9/30/2038	04/30/2026	06/02/2036	12/17/2036	3/31/2061
Remaining Renewal Terms	15 (3x5 years)	20 (4x5 years)	20 (4x5 years)	25 (5x5 years)	20 (4x5 years)	20 (4X5 years)	21 (1 x 11 years, 1 x 10 years)
Corporate Guarantee	Yes	Yes	Yes	No	Yes	Yes	No
Master Lease with Cross Collateralization	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Technical Default Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.1	1.2	1.2	1.4	1.35 (1)	1.4	1.4
Competitive Radius Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%	2%	(3)	2%	(4)	(5)	1.75% (6)
Coverage ratio at June 30, 2022 (2)	2.23	2.22	2.59	2.80	2.57	2.89	N/A
Minimum Escalator Coverage Governor	1.8	1.8	N/A	1.8	N/A	N/A	N/A
Yearly Anniversary for Realization	November	May	October	May	June	December	March 2024
Percentage Rent Reset Details
Reset Frequency	5 years	2 years	N/A	2 years	N/A	N/A	N/A
Next Reset	November 2023	May 2024	N/A	May 2024	N/A	N/A	N/A

(1)    The Bally's Master Lease ratio declines to 1.20 once annual rent reaches $60 million.

(2)    Information with respect to our tenants' rent coverage over the trailing twelve months was provided by our tenants as of June 30, 2022. Casino Queen Master Lease is calculated on a proforma basis for the addition of Hollywood Casino Baton Rouge. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy.

(3)    Building base rent will be increased by 1.25% annually in the 5th and 6th lease year, 1.75% in the 7th and 8th lease year, and 2% in the 9th lease year and each year thereafter.

(4)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(5)    Rent increases by 0.5% for the first six years. Beginning in the seventh lease year through the remainder of the lease term, if the CPI increases by at least 0.25% for any lease year then annual rent shall be increased by 1.25%, and if the CPI is less than 0.25% then rent will remain unchanged for such lease year.

(6)     Effective on the second anniversary of the commencement date of the lease.

Lease Information

Single Property Leases
	Belterra Park Lease operated by BYD	Meadows Lease operated by PENN	Lumière Place Lease operated by CZR	Morgantown Ground Lease operated by PENN	Perryville Lease operated by PENN	Live! Casino & Hotel Maryland operated by Cordish	Tropicana Las Vegas Ground Lease operated by BALY
Commencement Date	10/15/2018	9/9/2016	9/29/2020	10/1/2020	7/1/2021	12/29/2021	9/26/2022
Lease Expiration Date	04/30/2026	9/30/2026	10/31/2033	10/31/2040	6/30/2041	12/31/2060	9/25/2072
Remaining Renewal Terms	25 (5x5 years)	19 (3x5years, 1x4 years)	20 (4x5 years)	30 (6x5 years)	15 (3x5 years)	21 (1 x 11 years, 1 x 10 years)	49 (1 x 24 years, 1 x 25 years)
Corporate Guarantee	No	Yes	Yes	Yes	Yes	No	Yes
Technical Default Landlord Protection	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.4	1.2	1.2	N/A	1.2	1.4	1.4
Competitive Radius Landlord Protection	Yes	Yes	Yes	N/A	Yes	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%	5% (1)	1.25% (2)	1.5% (3)	1.5% (4)	1.75% (5)	(6)
Coverage ratio at June 30, 2022 (7)	4.59	1.90	2.29	N/A	3.30	N/A	N/A
Minimum Escalator Coverage Governor	1.8	2.0	N/A	N/A	N/A	N/A	N/A
Yearly Anniversary for Realization	May	October	October	December	July	January 2024	October
Percentage Rent Reset Details
Reset Frequency	2 years	2 years	N/A	N/A	N/A	N/A	N/A
Next Reset	May 2024	October 2022	N/A	N/A	N/A	N/A	N/A

(1)    Meadows contains an annual escalator for up to 5% of the base rent, if certain rent coverage ratio thresholds are met, which remains at 5% until the earlier of 10 years or the year in which total rent is $31 million, at which point the escalator is reduced to 2%.

(2)    For the second through fifth lease years, after which time the annual escalation becomes 1.75% for the 6th and 7th lease years and then 2% for the remaining term of the lease.

(3)    Increases by 1.5% on the opening date (which occurred on December 22, 2021) and for the first three lease years. Commencing on the fourth anniversary of the opening date and for each anniversary thereafter, if the CPI increase is at least 0.5% for any lease year, the rent for such lease year shall increase by 1.25% of rent as of the immediately preceding lease year, and if the CPI increase is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(4)    Building base rent increases for the second through fourth lease years, after which time the annual escalation becomes 1.25% to the extent CPI for the preceding lease year is at least 0.5%.

(5)     Effective on the second anniversary of the commencement date of the lease.

(6)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(7)    Information with respect to our tenants' rent coverage over the trailing twelve months was provided by our tenants as of June 30, 2022. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy.

Disclosure Regarding Non-GAAP Financial Measures

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash Net Operating Income ("Cash NOI"), which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance, which is used for a bonus metric. These metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests. The Company believes FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. Cash NOI is rental and other property income, less cash property level expenses. Cash NOI excludes depreciation, the amortization of land rights, real estate general and administrative expenses, other non-routine costs and the impact of certain generally accepted accounting principles (“GAAP”) adjustments to rental revenue, such as straight-line rent adjustments and non-cash ground lease income and expense. It is management's view that Cash NOI is a performance measure used to evaluate the operating performance of the Company’s real estate operations and provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis.

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI are non-GAAP financial measures that are considered supplemental measures for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding (gains) or losses from dispositions of property, net of tax and real estate depreciation.  We have defined AFFO as FFO excluding, as applicable to the particular period, stock based compensation expense, the amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, impairment charges, straight-line rent adjustments, (gains) or losses on sale of operations, net of tax, losses on debt extinguishment, and provision for credit losses, net, reduced by capital maintenance expenditures. We have defined Adjusted EBITDA as net income excluding, as applicable to the particular period, interest, net, income tax expense, real estate depreciation, other depreciation, (gains) or losses from dispositions of property, net of tax, gains or losses on sales of operations, net of tax, stock based compensation expense, straight-line rent adjustments, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, impairment charges, losses on debt extinguishment, and provision for credit losses, net. For financial reporting and debt covenant purposes, the Company includes the amounts of non-cash rents earned in FFO, AFFO, and Adjusted EBITDA. Finally, we have defined Cash NOI as Adjusted EBITDA excluding general and administrative expenses and including, as applicable to the particular period, stock based compensation expense and (gains) or losses from dispositions of property.

FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI are not recognized terms under GAAP. These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as an indication of our ability to fund all of our cash needs, including to make cash distributions to our shareholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per diluted common share and OP units, AFFO, AFFO per diluted common share and OP units, Adjusted EBITDA and Cash NOI, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding our 2022 AFFO guidance, our ability to pay or increase dividends through portfolio expansion and diversification and the potential impact of future transactions, if any. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: GLPI’s ability to successfully consummate the announced transactions with Bally's and PENN, including the ability of the parties to satisfy the various conditions to closing, including receipt of all required regulatory approvals (on the terms agreed upon between the parties) and the receipt of required consents, or other delays or impediments to completing the proposed transaction; the effect of pandemics, such as COVID-19, on GLPI as a result of the impact such pandemics may have on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; the potential negative impact of recent high levels of inflation (which have been exacerbated by the armed conflict between Russia and Ukraine) on our tenants' operations, the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact
Gaming and Leisure Properties, Inc.            Investor Relations
Matthew Demchyk, Chief Investment Officer        Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900                        212/835-8500
investorinquiries@glpropinc.com                glpi@jcir.com